                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-28611

(Check one)

[ ]  Form 10-K and Form 10-KSB
[ ]  Form 11-K
[ ]  Form 20-F
[X]  Form 10-Q and Form 10-QSB
[ ]  Form N-SAR

     For the period ended March 31, 2002
                          --------------

[ ]  Transition Report on Form 10-K and Form 10-KSB
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q and Form 10-QSB
[ ]  Transition Report on Form N-SAR

     For the transition period ended
                                     ---------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates:
                                                    --------------------------

------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:                     ISEmployment.com, Inc.
                                             ----------------------

Former name if applicable:                   Magical Marketing, Inc.
                                             -----------------------

Address of principal executive office:       203 - 380 Pelissier Street
                                             --------------------------

City, State and Zip Code:                    Windsor, Ontario N9A 6W8
                                             ------------------------


                                     12b25-1

                                     PART II
                             RULE 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X] (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10- KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.




                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant's quarterly report on Form 10-QSB could not be filed within the prescribed time period because the financial statements required to be prepared by the Registrant's internal accountant were not completed and made available to the Registrant in time for the quarterly report to be filed in a timely manner.

                                     12b25-2

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification:


          Scott Murray       (800)        641-5627
          ---------------------------------------------
          (Name)          (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                  [   ]  YES  [X ]  No

                       10-QSB for the quarter ending June 30, 2002
                       10-KSB for the year ending September 30, 2002 10-QSB for the quarter ending December 31, 2002

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  [   ]  YES  [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Exhibits
--------

None

ISEmployment.com, Inc.
----------------------
(Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   May 15, 2002          By /s/ SCOTT MURRAY
        ------------          -------------------
                              Scott Murray
                              Chairman of the Board,
                              President, Chief Financial Officer

                                     12b25-3